Exhibit 99.1

Generac Reports Fourth Quarter and Full-Year 2015 Results

Free cash flow a quarterly record of $101 million

WAUKESHA, WISCONSIN, (February 16, 2016) – Generac Holdings Inc. (NYSE: GNRC) (the “Company”), a leading designer and manufacturer of power generation equipment and other engine powered products, today reported financial results for its fourth quarter and full-year ended December 31, 2015. Additionally, the Company initiated its outlook for 2016.

Fourth Quarter 2015 Highlights

●	Net sales were $357.8 million during the fourth quarter of 2015 as compared to $404.0 million in the prior-year fourth quarter, including a $14.9 million contribution from a recent acquisition.

-

Residential product sales increased 1.8% to $198.5 million as compared to $194.9 million in the prior-year quarter, which was primarily due to the contribution from a recent acquisition, mostly offset by a decline in shipments of home standby generators as a result of lower power outage activity.

-

Commercial & Industrial (C&I) product sales were $131.9 million as compared to $185.0 million in the prior-year quarter, which was primarily due to a significant decline in shipments of mobile products into oil & gas and general rental markets driven by the substantial decline in energy prices.

●	Gross profit margin during the fourth quarter improved 230 basis points over the prior-year quarter to 36.6% compared to 34.3%.

●

Net income during the fourth quarter of 2015 was $9.2 million, or $0.14 per share, as compared to net income of $49.4 million, or $0.70 per share, for the same period of 2014. The current-year net income includes the impact of $40.7 million of pre-tax, non-cash charges for the impairment of certain intangible assets with nearly the entire amount relating to tradenames as a result of a new brand strategy to transition and consolidate various brands to the Generac® tradename.

●	Adjusted net income, as defined in the accompanying reconciliation schedules, was $65.3 million, or $0.97 per share, as compared to $68.4 million, or $0.98 per share, in the fourth quarter of 2014.

●	Adjusted EBITDA, as defined in the accompanying reconciliation schedules, was $80.1 million as compared to $92.2 million in the fourth quarter last year.

●

Cash flow from operations was $111.8 million as compared to $110.5 million in the prior year quarter. Free cash flow, as defined in the accompanying reconciliation schedules, was a quarterly record of $101.2 million as compared to $98.5 million in the fourth quarter of 2014.

●	The Company repurchased 1.15 million shares of its common stock during the fourth quarter for $35.6 million under its previously announced $200 million share repurchase program.

●

As announced yesterday, the Company entered into an agreement to acquire a majority ownership interest of PR Industrial S.r.l and its subsidiaries (collectively Pramac), headquartered in Siena, Italy. With over 600 employees, four manufacturing plants and 14 commercial branches located around the world, Pramac is a leading global manufacturer of stationary, mobile and portable generators sold in over 150 countries through a broad distribution network. The acquisition is anticipated to close before the end of the first quarter of 2016.

Full-Year 2015 Highlights

●	Net sales were $1.317 billion during 2015 as compared to $1.461 billion during 2014.

-

Residential product sales were $673.8 million as compared to $722.2 million in the prior year. The decline from the prior year was primarily due to lower demand of home standby generators as a result of the significant decline in the power outage severity environment during 2015, partially offset by the contribution from recent acquisitions.

-

Commercial & Industrial product sales were $548.4 million as compared to $652.2 million in the prior year. The decline was primarily due to a significant reduction in shipments into oil & gas and general rental markets and, to a lesser extent, reduced shipments to telecom national account customers and the negative impact of foreign currency, partially offset by the contribution from recent acquisitions.

●

Net income during 2015 was $77.7 million, or $1.12 per share, as compared to $174.6 million, or $2.49 per share for 2014. Current-year net income includes the impact of $40.7 million of pre-tax, non-cash charges for the impairment of certain intangible assets as previously discussed. Net income for both years also includes the impact of changes in the contractual interest rate relating to the Company’s term loan credit agreement, resulting in a $16.0 million gain during 2014 and $2.4 million loss during 2015.

●	Adjusted net income was $198.4 million, or $2.87 per share, as compared to $234.2 million, or $3.34 per share, in 2014.

●	Adjusted EBITDA for 2015 was $270.8 million as compared to $337.3 million last year.

●	Cash flow from operations was $188.6 million as compared to $253.0 million in the prior year. Free cash flow was $158.0 million as compared to $218.3 million in 2014.

●

On August 1, 2015, the Company acquired Country Home Products and its subsidiaries, a leading manufacturer of high-quality, innovative, professional-grade engine-powered equipment used in a wide variety of property maintenance applications, which are primarily sold in North America under the DR® Power Equipment brand.

●

Uses of cash during 2015 included $30.7 million for capital expenditures, $73.8 million related to acquisitions, $50.0 million for the pre-payment of term loan debt, and approximately $100 million for stock repurchases.

“Despite the ongoing low power outage environment, shipments of residential products improved organically on a sequential basis during the fourth quarter and exceeded our expectations,” said Aaron Jagdfeld, President and Chief Executive Officer. “This strength helped to largely offset additional weakness with shipments of mobile products caused by the ongoing decline in energy prices. We achieved our second half 2015 goals for inventory reductions and margin improvements, which led to a record level of free cash flow during the fourth quarter. On the acquisition front, the Pramac acquisition announced yesterday accelerates our strategy of expanding geographically and elevates us to a major player in the global power generation market.”

Additional Fourth Quarter 2015 Highlights

Residential product sales for the fourth quarter increased to $198.5 million as compared to $194.9 million for the fourth quarter of 2014. The increase was due to a combination of the contribution from a recent acquisition and, to a lesser extent, an increase in shipments of portable generators due to expanded placement of new products. These increases were partially offset by a decline in shipments of home standby generators primarily driven by very low levels of power outage severity during the current year.

C&I product sales were $131.9 million as compared to $185.0 million for the comparable period in 2014. The decline was primarily due to a significant decline in shipments of mobile products into oil & gas and general rental markets as a result of lower capital spending caused by the substantial decline in energy prices. To a lesser extent, shipments of C&I products during the current year were also impacted by declines in Latin America along with the negative impact of foreign currency.

Gross profit margin was 36.6% compared to 34.3% in the prior-year fourth quarter. The increase was primarily driven by favorable product mix including the impact from a recent acquisition, along with the favorable impact of lower commodity costs and overseas sourcing benefits from a stronger U.S. dollar. In addition, gross margin in the prior year was negatively impacted by temporary increases in certain costs associated with the west coast port congestion as well as other overhead-related costs that did not repeat in the current-year quarter.

Net income during the fourth quarter of 2015 includes the impact of $40.7 million of pre-tax, non-cash charges for the impairment of intangibles with nearly the entire amount relating to certain tradenames as a result of a new strategy to transition and consolidate various brands acquired through acquisitions over the past several years to the Generac® tradename.

Operating expenses increased $44.5 million as compared to the fourth quarter of 2014, which includes the impact of the aforementioned $40.7 million of intangible impairment charges. Excluding the impact of these charges, operating expenses for the quarter increased $3.8 million, or 6.5%, as compared to the prior year. The increase was primarily driven by the addition of recurring operating expenses associated with a recent acquisition, partially offset by reductions in certain organic selling, general and administrative expenses.

Free cash flow was $101.2 million as compared to $98.5 million in the same period last year, as the decline in operating earnings in the current year was more than offset by a larger benefit from a reduction in working capital investment, and to a lesser extent, a decline in cash income taxes and capital spending levels.

The Company repurchased 1.15 million shares of its common stock during the fourth quarter of 2015 for $35.6 million under its share repurchase program which was announced in August 2015. The program authorizes the Company to repurchase up to $200 million of its common stock over a 24 month period, and to date, a total of 3.3 million shares of common stock have been repurchased for approximately $100 million.

2016 Outlook

The Company is initiating guidance for 2016 with net sales expected to increase between 10 to 12% as compared to the prior year, which assumes the contribution from the Pramac acquisition that is anticipated to close before the end of the first quarter of 2016.  Total organic sales on a constant currency basis are anticipated to be down between 5 to 7%, with nearly all of the decline expected to be from ongoing weakness in mobile product shipments into the oil & gas and general rental markets. This top-line guidance assumes no material changes in the current macroeconomic environment and also assumes no improvement in power outage severity relative to the very low levels experienced during 2015.  Adjusted EBITDA margins are expected to be approximately 20.0% for the full-year 2016, and free cash flow generation is expected to be strong, with the conversion of adjusted net income anticipated to be over 90%.

“While several of our major end markets experienced significant down-cycles during 2015, we still made important progress on a variety of strategic initiatives throughout the year,” continued Mr. Jagdfeld. “These included driving awareness for our products, developing and expanding our distribution, further investing in innovative new products, and implementing manufacturing improvements. In addition, we continued to execute on our capital allocation priorities including paying down debt, making another strategic acquisition and returning capital to shareholders. Despite a weaker demand environment that persists entering 2016, we remain optimistic regarding the overall long-term growth prospects for our business. With the Pramac acquisition, we enter the current year as a more globally diversified company with a strong liquidity position that gives us the flexibility to drive our Powering Ahead strategic plan forward.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EST on Tuesday, February 16, 2016 to discuss highlights of the fourth quarter and full-year 2015 operating results. The conference call can be accessed by dialing (866) 415-3113 (domestic) or +1 (678) 509-7544 (international) and entering passcode 39115113.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company's website. A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or +1 (404) 537-3406 (international) and entering passcode 39115113. The telephonic replay will be available for 30 days.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of power generation equipment and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial, oil & gas, and construction markets, Generac's power products are available globally through a broad network of independent dealers, distributors, retailers, wholesalers and equipment rental companies, as well as sold direct to certain end user customers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future," “optimistic” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

●	frequency and duration of power outages impacting demand for Generac products;
●	availability, cost and quality of raw materials and key components used in producing Generac products;
●	the impact on our results of possible fluctuations in interest rates and foreign currency exchange rates;
●	the possibility that the expected synergies, efficiencies and cost savings of our acquisitions will not be realized, or will not be realized within the expected time period;
●	the risk that our acquisitions will not be integrated successfully;
●	difficulties Generac may encounter as its business expands globally;
●	competitive factors in the industry in which Generac operates;
●	Generac's dependence on its distribution network;
●	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
●	loss of key management and employees;
●	increase in product and other liability claims or recalls; and
●	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”), particularly in the Risk Factors section of our 2014 Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Stockholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement dated as of May 31, 2013, as amended. To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, Generac provides a summary to show the computation of adjusted EBITDA, taking into account certain charges and gains that were recognized during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides a summary to show the computation of adjusted net income. Adjusted net income is defined as net income before provision for income taxes adjusted for the following items: cash income tax expense, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, losses on extinguishment of debt, business optimization expenses and certain other non-cash gains and losses.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Free cash flow is defined as net cash provided by operating activities less expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

SOURCE: Generac Holdings Inc.

CONTACT:

Michael W. Harris

Vice President – Finance
(262) 544-4811 x2675

Michael.Harris@Generac.com

Generac Holdings Inc.

Consolidated Statements of Comprehensive Income

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net sales	$357,830	$403,997	$1,317,299	$1,460,919
Costs of goods sold	226,706	265,587	857,349	944,700
Gross profit	131,124	138,410	459,950	516,219

Operating expenses:
Selling and service	36,925	30,363	130,242	120,408
Research and development	8,015	7,914	32,922	31,494
General and administrative	12,050	15,715	52,947	54,795
Amortization of intangibles	6,131	5,303	23,591	21,024
Tradename and goodwill impairment	40,687	–	40,687	–
Gain on remeasurement of contingent consideration	–	–	–	(4,877)
Total operating expenses	103,808	59,295	280,389	222,844
Income from operations	27,316	79,115	179,561	293,375

Other (expense) income:
Interest expense	(10,602)	(11,804)	(42,843)	(47,215)
Investment income	12	11	123	130
Loss on extinguishment of debt	–	(248)	(4,795)	(2,084)
Gain (loss) on change in contractual interest rate	–	–	(2,381)	16,014
Costs related to acquisition	(1,042)	–	(1,195)	(396)
Other, net	(130)	(220)	(5,487)	(1,462)
Total other expense, net	(11,762)	(12,261)	(56,578)	(35,013)

Income before provision for income taxes	15,554	66,854	122,983	258,362
Provision for income taxes	6,372	17,464	45,236	83,749
Net income	$9,182	$49,390	$77,747	$174,613

Net income per common share - basic:	$0.14	$0.72	$1.14	$2.55
Weighted average common shares outstanding - basic:	66,482,219	68,598,310	68,096,051	68,538,248

Net income per common share - diluted:	$0.14	$0.70	$1.12	$2.49
Weighted average common shares outstanding - diluted:	67,472,321	70,170,300	69,200,297	70,171,044

Other comprehensive income (loss):
Foreign currency translation adjustment	$(1,069)	$(1,052)	$(7,624)	$(3,082)
Net unrealized gain (loss) on derivatives	1,106	(701)	(965)	(1,420)
Pension liability adjustment	1,881	(8,850)	1,881	(8,850)
Other comprehensive income (loss)	1,918	(10,603)	(6,708)	(13,352)
Comprehensive income	$11,100	$38,787	$71,039	$161,261

Generac Holdings Inc.

Consolidated Balance Sheets

(Dollars in Thousands, Except Share and Per Share Data)

	December 31,
	2015	2014
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$115,857	$189,761
Accounts receivable, less allowance for doubtful accounts of $2,494 at December 31, 2015 and $2,275 at December 31, 2014	182,185	189,107
Inventories	325,375	319,385
Deferred income taxes	29,355	22,841
Prepaid expenses and other assets	8,600	9,384
Total current assets	661,372	730,478

Property and equipment, net	184,213	168,821

Customer lists, net	39,313	41,002
Patents, net	53,772	56,894
Other intangible assets, net	2,768	4,298
Tradenames, net	161,057	182,684
Goodwill	669,719	635,565
Deferred financing costs, net	12,965	16,243
Deferred income taxes	6,673	46,509
Other assets	964	48
Total assets	$1,792,816	$1,882,542

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$8,594	$5,359
Accounts payable	108,332	132,248
Accrued wages and employee benefits	13,101	17,544
Other accrued liabilities	82,540	84,814
Current portion of long-term borrowings and capital lease obligations	657	557
Total current liabilities	213,224	240,522

Long-term borrowings and capital lease obligations	1,050,097	1,082,101
Deferred income taxes	6,166	13,449
Other long-term liabilities	57,458	56,671
Total liabilities	1,326,945	1,392,743

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 69,582,669 and 69,122,271 shares issued at December 31, 2015 and 2014, respectively	696	691
Additional paid-in capital	443,109	434,906
Treasury stock, at cost, 3,567,575 and 198,312 shares at December 31, 2015 and 2014, respectively	(111,516)	(8,341)
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings	358,173	280,426
Accumulated other comprehensive loss	(22,475)	(15,767)
Total stockholders’ equity	465,871	489,799

Total liabilities and stockholders’ equity	$1,792,816	$1,882,542

Generac Holdings Inc.

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Year Ended December 31,
	2015	2014
	(Unaudited)	(Audited)
Operating activities
Net income	$77,747	$174,613
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	16,742	13,706
Amortization of intangible assets	23,591	21,024
Amortization of original issue discount	3,050	3,599
Amortization of deferred financing costs	2,379	3,016
Tradename and goodwill impairment	40,687	–
Loss on extinguishment of debt	4,795	2,084
(Gain) loss on change in contractual interest rate	2,381	(16,014)
Gain on remeasurement of contingent consideration	–	(4,877)
Provision for losses on accounts receivable	481	672
Deferred income taxes	26,955	37,878
Loss on disposal of property and equipment	59	576
Share-based compensation expense	8,241	12,612
Net changes in operating assets and liabilities:
Accounts receivable	9,610	(2,988)
Inventories	9,084	3,508
Other assets	5,063	2,456
Accounts payable	(27,771)	15,269
Accrued wages and employee benefits	(5,361)	(9,405)
Other accrued liabilities	445	6,229
Excess tax benefits from equity awards	(9,559)	(10,972)
Net cash provided by operating activities	188,619	252,986

Investing activities
Proceeds from sale of property and equipment	105	394
Expenditures for property and equipment	(30,651)	(34,689)
Acquisition of businesses, net of cash acquired	(73,782)	(61,196)
Net cash used in investing activities	(104,328)	(95,491)

Financing activities
Proceeds from short-term borrowings	26,384	6,550
Proceeds from long-term borrowings	100,000	–
Repayments of short-term borrowings	(23,149)	(26,444)
Repayments of long-term borrowings and capital lease obligations	(150,826)	(94,035)
Stock repurchases	(99,942)	–
Payment of debt issuance costs	(2,117)	(4)
Cash dividends paid	(1,436)	(902)
Taxes paid related to the net share settlement of equity awards	(12,956)	(12,160)
Excess tax benefits from equity awards	9,559	10,972
Net cash used in financing activities	(154,483)	(116,023)

Effect of exchange rate changes on cash and cash equivalents	(3,712)	(1,858)

Net increase (decrease) in cash and cash equivalents	(73,904)	39,614
Cash and cash equivalents at beginning of period	189,761	150,147
Cash and cash equivalents at end of period	$115,857	$189,761

Supplemental disclosure of cash flow information
Cash paid during the period
Interest	$39,524	$42,592
Income taxes	6,087	34,283

Generac Holdings, Inc.

Reconciliation Schedules

(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income	$9,182	$49,390	$77,747	$174,613
Interest expense	10,602	11,804	42,843	47,215
Depreciation and amortization	10,573	8,985	40,333	34,730
Income taxes provision	6,372	17,464	45,236	83,749
Non-cash write-down and other adjustments (1)	(199)	800	3,892	(3,853)
Non-cash share-based compensation expense (2)	1,352	3,209	8,241	12,612
Tradename and goodwill impairment (3)	40,687	–	40,687	–
Loss on extinguishment of debt (4)	–	248	4,795	2,084
(Gain) loss on change in contractual interest rate (5)	–	–	2,381	(16,014)
Transaction costs and credit facility fees (6)	1,250	261	2,249	1,851
Business optimization expenses (7)	204	–	1,947	–
Other	61	32	465	296
Adjusted EBITDA	$80,084	$92,193	$270,816	$337,283

(1) Includes gains/losses on disposals of assets, unrealized mark-to-market adjustments on commodity contracts, and certain foreign currency and purchase accounting related adjustments. Additionally, the year ended December 31, 2014 includes adjustments to certain earn-out obligations in connection with acquisitions ($4.9 million). A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Represents share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents the impairment of certain tradenames due to a new brand strategy to transition and consolidate various brands to the Generac® tradename ($36.1 million) and the impairment of goodwill related to a prior acquisition ($4.6 million).

(4) Represents the write-off of original issue discount and capitalized debt issuance costs due to voluntary debt prepayments.

(5) The amount for the year ended December 31, 2015 represents a non-cash loss relating to a 25 basis point increase in borrowing costs, effective third quarter 2015, as a result of the credit agreement leverage ratio rising above 3.0 times. The amount for the year ended December 31, 2014 represents a non-cash gain relating to a 25 basis point reduction in borrowing costs, effective second quarter 2014, as a result of the credit agreement leverage ratio falling below 3.0 times.

(6) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

(7) Represents severance and other non-recurring restructuring charges.

Net income to Adjusted net income reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income	$9,182	$49,390	$77,747	$174,613
Provision for income taxes	6,372	17,464	45,236	83,749
Income before provision for income taxes	15,554	66,854	122,983	258,362
Amortization of intangible assets	6,131	5,303	23,591	21,024
Amortization of deferred finance costs and original issue discount	1,061	1,770	5,429	6,615
Tradename and goodwill impairment (8)	40,687	–	40,687	–
Loss on extinguishment of debt (9)	–	248	4,795	2,084
(Gain) loss on change in contractual interest rate (10)	–	–	2,381	(16,014)
Transaction costs and other purchase accounting adjustments (11)	1,228	511	2,710	(3,623)
Business optimization expenses (12)	204	–	1,947	–
Adjusted net income before provision for income taxes	64,865	74,686	204,523	268,448
Cash income tax expense (13)	448	(6,253)	(6,087)	(34,283)
Adjusted net income	$65,313	$68,433	$198,436	$234,165

Adjusted net income per common share - diluted:	$0.97	$0.98	$2.87	$3.34

Weighted average common shares outstanding - diluted:	67,472,321	70,170,300	69,200,297	70,171,044

(8) Represents the impairment of certain tradenames due to a new brand strategy to transition and consolidate various brands to the Generac® tradename ($36.1 million) and the impairment of goodwill related to a prior acquisition ($4.6 million).

(9) Represents the write-off of original issue discount and capitalized debt issuance costs due to voluntary debt prepayments.

(10) The amount for the year ended December 31, 2015 represents a non-cash loss relating to a 25 basis point increase in borrowing costs, effective third quarter 2015, as a result of the credit agreement leverage ratio rising above 3.0 times. The amount for the year ended December 31, 2014 represents a non-cash gain relating to a 25 basis point reduction in borrowing costs, effective second quarter 2014, as a result of the credit agreement leverage ratio falling below 3.0 times.

(11) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, and certain purchase accounting adjustments. The year ended December 31, 2014 also includes adjustments to certain earn-out obligations in connection with acquisitions ($4.9 million).

(12) Represents severance and other non-recurring restructuring charges.

(13) Amounts for the years ended December 31, 2015 and 2014 are based on actual cash income taxes paid during the full year ended 2015 and 2014, respectively, which equates to a cash income tax rate of 4.9% and 13.3%, respectively, for each year.

Free Cash Flow Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net cash provided by operating activities	$111,760	$110,475	$188,619	$252,986
Expenditures for property and equipment	(10,543)	(11,967)	(30,651)	(34,689)
Free cash flow	$101,217	$98,508	$157,968	$218,297